Exhibit 99.1

NEW YORK, NY—(Marketwire -09/07/11)- Augme Technologies, Inc. (OTC.BB: AUGT.OB - News), a technology and services leader in interactive media marketing that offers the only patented and innovative end-to-end mobile marketing platform, today announced that the Company expects to report revenue of approximately $1.2 million for its second fiscal quarter, which ended August 31, 2011. This represents an increase of approximately 67% relative to sales of $718,717 in the quarter ended August 31, 2010. The Company also reaffirmed its previous guidance for the fiscal year ending February 29, 2012.

The $1.2 million revenue guidance for the most recent quarter is based on a preliminary review of results and anticipates sequential revenue to be flat when compared with reported revenue of $1,205,786 in the first quarter of FY2012, which period ended May 31, 2011. Deferred revenue, which is recognized over the period of contract performance of typically one year, increased to approximately $1.37 million at the end of the second quarter, an increase of more than 1,300% relative to deferred revenue of $99,071 on August 31, 2010 and a decrease of approximately 31% versus deferred revenue of $1,993,967 at May 31, 2011.

Booked revenue, which is defined as recognizable revenue plus deferred revenue, is expected to approximate $2.5 million in the second quarter of FY2012, a sequential decrease of approximately 28% when compared with booked revenue of $3,199,753 in the quarter ended May 31, 2011. Billings, which are defined as total new contracts for the period, should approximate $1.2 million in the second fiscal quarter, a decrease of approximately 57% when compared with billings of $2.1 million in the first quarter of FY2012.

“Our second quarter represented a transitional period in the Company’s history, as we were involved with and successfully completed two significant asset acquisitions — JAGTAG, Inc. and Hipcricket, Inc.,” said Paul Arena, Chief Executive Officer of Augme Technologies, Inc. “We are now positioned to achieve critical mass and accelerate the achievement of our long-term objectives. Revenue for the second fiscal quarter totaled approximately $1.2 million, and we are taking a very measured and conservative approach in forecasting the future contributions from these recently closed transactions. We will provide an update on revenue guidance as our management team continues to move through the integration process and further information becomes available. The Company presently has over $5 million from currently executed contracts that it expects to recognize over the next two quarters, including a combination of previously existing contracts and contracts obtained through the recent acquisitions. These anticipated revenues have not been recorded as booked revenues.”

Business Outlook

Inclusive of these recently announced acquisitions, the Company continues to forecast that revenue should exceed $16.0 million during the current fiscal year, which ends February 29, 2012. The Company anticipates that it should achieve positive cash flow within the last quarter of the current fiscal year as well.

The current economic environment has resulted in a slowdown of anticipated order flow, and while the Company remains highly optimistic regarding its future growth potential, a continued cautious spending approach by our clients could have a negative impact on our ability to achieve our full-year objectives.

The Company intends to discuss in greater detail a number of business metrics during its second fiscal quarter earnings conference call, which is expected to be held in mid-October 2011.

Intellectual Property Portfolio

Augme’s solutions are supported by its intellectual property portfolio, which currently includes five issued patents, two allowed patents pending issuance and over 19 pending patent applications with the United States Patent & Trademark Office (“USPTO”). The patents contain a broad range of claims covering the Company’s proprietary technologies and products that involve mobile and Internet marketing technology, including content targeting, device detection, and advanced analytics systems. Augme also owns six trademarks protecting the names of its products and identity in the marketplace.

Litigation Update

Litigation Update Tacoda, Inc. In 2007, Augme filed a lawsuit against Tacoda, Inc. in the U.S. District Court for the Southern District of New York, seeking damages for alleged infringement of Augme-owned U.S. Patent Nos. 6,594,691 (“Method and System for Adding Function to a Web Page”) and 7,269,636 (“Method and Code Module for Adding Function to a Web Page”). On September 6, 2011, Judge McMahon issued a Supplemental Claims Construction ruling, which is believed to be favorable to the Company with respect to certain claim interpretations. This case remains pending.

AOL, LLC, Time Warner, Inc., and Platform-A, Inc. On September 10, 2008, the Company filed a complaint against AOL, LLC in the U.S. District Court for the Central District of California, seeking damages for alleged infringement of its trademark BOOMBOX RADIO. On January 21, 2009, the Company filed a First Amended Complaint against AOL, LLC, Time Warner, Inc. and Platform-A, Inc., for trademark infringement relating to the mark BOOMBOX RADIO, and infringement of the Company’s U.S. Patent Nos. 6,594,691 and 7,269,636. Pursuant to a court order dated April 14, 2009, the case was transferred to the U.S. District Court, Southern District of New York. This case also remains pending.

Yahoo! Inc. On November 16, 2009, Augme filed a complaint against Yahoo! Inc. seeking damages for alleged infringement relating to its U.S. Patent Nos. 6,594,691 and 7,269,636. The matter is currently pending in the United States District Court for the Northern District of California, Case No. C-09-5386 EDL. The remedies available to Augme, if successful, include an injunction prohibiting any infringing acts, an appropriate award of damages adequate to compensate the Company for the infringement, and potential attorneys’ fees and costs of the action.

On November 12, 2010, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On December 3, 2010, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion without prejudice. On December 3, 2010, Yahoo! filed a Notice of Motion and Motion for Leave to File Amended Answer with Additional Counterclaims seeking damages for costs of defense and willful infringement, and to join World Talk Radio, LLC as a Counterclaim Defendant. Augme believes that there is no merit with respect to these counterclaims and will continue to vigorously pursue the prosecution of Yahoo!’s infringement against the Company’s patent claims. On August 11, 2011, a Markman hearing was held at the United States District Court for the Northern District of California with Magistrate Judge Joseph C. Spero. The ruling is pending.

Pandora Media, Inc. On April 29, 2011, Augme filed a complaint against Pandora Media, Inc. in the U.S. District Court, District of Delaware, seeking damages relating to our U.S. Patent No. 7,831,690 (“Appliance Metaphor For Adding Media Function To A Web Page”). Pandora answered on June 22, 2011. Discovery has begun, and we intend to vigorously prosecute this action.

Gannett Co., Inc.; Lucidmedia Networks, Inc.; and AOL, Inc. On April 29, 2011, Augme filed a complaint against Gannett Co., Inc.; Lucidmedia Networks, Inc.; and AOL, Inc. in the U.S. District Court for the Eastern District of Virginia, seeking damages relating to the Company’s U.S. Patent Nos. 7,783,721 (“Method and Code Module For Adding Function to a Web Page”) and 7,831,690 (see above). On July 26, 2011, that case was moved to the U.S. District Court for the Southern District of New York. An initial pretrial conference is scheduled for September 16, 2011.

On June 24, 2011, Lucidmedia Networks, Inc. filed a counterclaim suit against us in the U.S. District Court for the Eastern District of Virginia. Augme intends to vigorously contest the merit of these counterclaims and will continue to pursue the prosecution of infringement against Lucidmedia Networks, Inc. on the Company’s patent claims. This case will be tried separately from the Gannett Co., Inc.; Lucidmedia Networks, Inc.; and AOL, Inc. case described above. An initial scheduling conference on this matter is expected soon.

About Augme Technologies, Inc.

Augme Technologies, Inc. (OTC.BB: AUGT.OB - News) provides strategic services and mobile marketing technology to leading consumer and healthcare brands. Its platforms, including AD LIFE™, have provided measurable successes across an industry-leading 130,000+ campaigns for such clients as Macy’s, MillerCoors, Nestle, KFC, and Clear Channel. Augme’s offerings allow marketers, brands, and agencies the ability to plan, create, test, deploy, and track mobile marketing programs across every mobile channel, including SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. Augme’s platforms facilitate consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business to consumer utilities including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics. In addition to AD LIFE™, Augme owns Hipcricket and licenses the digital broadcast platform BOOMBOX®. Augme is headquartered in New York City, with operations in Seattle, Atlanta, Dallas, Los Angeles, Chicago, Tucson and London. For more information, visit www.augme.com.

Augme Technologies, Inc.™, Augme™, AD LIFE™, BOOMBOX®, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc. All rights reserved. 2009-11.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in Augme’s Form 10-K for the year ended February 28, 2011 and more recent reports and registration statements filed with the SEC. Augme Technologies, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Augme Technologies, Inc.

Investor Relations Contact:

Stephanie Prince

Jody Burfening

Lippert/Heilshorn & Associates, Inc.

(212) 838-3777

sprince@lhai.com

ir@augme.com

Public Relations Contact:

Ed Harrison

fama PR

(617) 986-5003

ed@famapr.com